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                                                                     EXHIBIT 5.1





                                  May 14, 1999

Lear Corporation
21557 Telegraph Road
Southfield, MI 48034

         Re:      Registration Statement on Form S-8 of Lear
                  Corporation (the "Registration Statement")

Ladies and Gentlemen:

                  We have acted as special counsel for Lear Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 3,300,000 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), issuable pursuant to the grant of certain restricted stock unit and other awards or upon exercise of certain stock options (collectively, the "Plan Awards") that may be issued pursuant to the Lear Corporation Long-Term Stock Incentive Plan, as amended (the "Plan").

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation of issuance of the Common Stock, the filing of the Registration Statement and the approval of the Plan. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Plan Award prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.



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Lear Corporation
May 14, 1999
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                  Based upon and subject to the foregoing, we are of the opinion that all shares of Common Stock issued pursuant to the Plan will be, upon exercise or grant of Plan Awards in accordance with the terms of the Plan and, if applicable, payment of the specified exercise price therefor and/or the expiration of the specified vesting, restricted or performance period, legally issued, fully paid and non-assessable shares of Common Stock.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                                            Very truly yours,


                                                            /s/ WINSTON & STRAWN